Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Varco International, Inc. for the registration of $150,000,000 5.5% Senior Notes due 2012 and to the incorporation by reference therein of our report dated January 31, 2002, with respect to the consolidated financial statements and schedules of Varco International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

December 19, 2002
Houston, Texas